SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

Filed by the Registrant ☐

Filed by a Party other than the Registrant ☒

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Under Rule 14a-12

Exxon Mobil Corporation

(Name of Registrant as Specified in Its Charter)

Engine No. 1 LLC

Engine No. 1 LP

Engine No. 1 NY LLC

Christopher James

Charles Penner

Gregory J. Goff

Kaisa Hietala

Alexander Karsner

Anders Runevad

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rule 14a-6(i)(4) and 0-11.

1)	Title of each class of securities to which transaction applies:

2)	Aggregate number of securities to which transaction applies:

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

4)	Proposed maximum aggregate value of transaction:

5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)	Amount Previously Paid:

2)	Form, Schedule or Registration Statement No.:

3)	Filing Party:

4)	Date Filed:

Engine No. 1 LLC added the following text to a “splash” page on its website www.ReenergizeXOM.com.

TACKLING THE TOUGH QUESTIONS TO REENERGIZE EXXONMOBIL

1.	Why is change needed at ExxonMobil?

As the Wall Street Journal said last year, “It has been a stunning fall from grace” for ExxonMobil (“ExxonMobil” or the “Company”). ExxonMobil underperformed all of its peers for the 3, 5 and 10 year periods before our campaign started because of wasteful spending and flawed capital allocation strategies. Further, ExxonMobil lacks a plan to create shareholder value in a world that seeks to decarbonize, with the CEO prior to our campaign dismissing carbon reduction targets as a “beauty competition.”

•	10 years ago, ExxonMobil was the largest company in the world by market capitalization and the #1 largest company in the Dow Jones Industrial Average (“DJIA”). Following the decline in its market capitalization, it has been kicked out of the DJIA.
•	In February 2021, ExxonMobil reported a $22 billion annual loss, and its credit rating was lowered for the third time since 2016.
•	ExxonMobil’s deteriorating financial strength has caused the market to question the reliability of its dividend in recent years. Last year, for the first time in decades, ExxonMobil failed to increase its dividend, and its CEO said, “The beauty of the dividend is that it is flexible.”
•	Despite this underperformance, the CEO has received $75 million in pay over the past 4 years.
•	Prior to our campaign ExxonMobil, an energy company, had zero independent members on its Board of Directors (the “Board”) with any outside energy experience.

There is no denying these facts, and we believe they prove that ExxonMobil’s Board is NOT equipped to successfully position the company for long-term value creation. ExxonMobil requires NEW Board members with records of success in ENERGY, who can help reposition the company to regain its iconic status and maximize value for shareholders.

2.	Who is Engine No. 1?

Engine No. 1 is an investment firm formed by industry veterans with decades of investment experience. The firm seeks to enhance and protect long-term value through active ownership. More info can be found here: https://engine1.com/.

As shareholders of ExxonMobil, we have conducted a detailed analysis of the company, including discussions with industry operators, analysts, and investors to analyze ExxonMobil’s assets and operations. Our analysis confirmed our belief that the energy industry is changing, and that to protect and enhance value for shareholders, ExxonMobil must change as well.

We are not nominating any Engine No. 1 executives to the ExxonMobil Board. We are nominating four highly qualified and independent executives with energy experience, as this is what we believe is best for ExxonMobil shareholders (which includes us). Engine No. 1’s board candidates are not compensated by Engine No. 1 and, if elected, will work on behalf of all ExxonMobil shareholders as members of the Board.

3.	What makes Engine No. 1’s four director nominees qualified to join the board?

Our purpose in nominating four director candidates is simple: to add to Exxon’s Board what it DOES NOT HAVE – directors with a diverse set of experiences in ENERGY.

Engine No. 1’s director candidates – Gregory Goff, Kaisa Hietala, Alexander Karsner and Anders Runevad— each bring a strong track record of transformative success in energy and their own unique set of skills and experiences that are directly relevant to the present and future challenges facing ExxonMobil.

Gregory Goff: Served as the CEO of Andeavor, a leading petroleum refining and marketing company, generating a 1,224% return under his leadership (vs. 55% for U.S. energy sector). Named one of the “Best-Performing CEOs in the World” by Harvard Business Review in 2018.

Kaisa Hietala: Served as the EVP of Renewable Products at Neste, a petroleum refining and marketing company, leading the strategic transformation of Neste into the world’s largest and most profitable producer of renewable diesel and jet fuel, which was named by Harvard Business Review as one of the “Top 20 Business Transformations of the Last Decade” in 2019.

Alexander Karsner: Leading corporate innovation strategist and accomplished energy entrepreneur and policymaker with more than three decades of global conventional and renewable energy experience, currently serving as Senior Strategist at X (formerly Google X), the innovation lab of Alphabet Inc. Previously served as U.S. Assistant Secretary of Energy, responsible for multi-billion dollar federal R&D programs.

Anders Runevad: Served as the CEO of Vestas Wind Systems, a wind turbine manufacturing, installation, and servicing company with more installed wind power worldwide than any other manufacturer, for six years, producing a total return of 480%. Named one of the “Best-Performing CEOs in the World” by Harvard Business Review in 2016, 2017, and 2019.

Please see further detail on our board candidates’ bios here: https://reenergizexom.com/board-candidates/.

4.	Did ExxonMobil’s recent board additions address the problems at the company?

ExxonMobil’s Board has picked its own new members over the years, and yet there has been no significant change in the company’s strategy or performance. We have no reason to believe that the Board’s recent expansion will result in a different outcome and that it is time for shareholders to weigh in.

The current Board still lacks directors who bring a diverse set of experiences in successful, global energy operations and decades of leading value-creating transformations in the industry, which we believe is required for the company to be successful in an evolving world. But don’t just take our word for it – as one observer noted:

“[ExxonMobil’s] board should have been a better overseer of management, capital allocation and strategy. Yet even with new appointments, it has limited experience in energy. That needs to change … The slate of four put up by activist Engine No. 1 could help.” (Reuters Breakingviews, March 22, 2021)

5.	Has ExxonMobil jeopardized its dividend?

Yes, ExxonMobil’s current Board has jeopardized the dividend through years of wasteful over-spending on projects that generated a low return. Consequently:

•	ExxonMobil’s debt has skyrocketed by more than $60 billion to fund its spending commitments,
•	Its credit rating has been downgraded by S&P three times, and
•	The market has ascribed a higher risk to its dividend than to that of its peers.

As shareholders ourselves, we are highly supportive of securing the dividend and will continue to make the positive case for adding directors with successful and transformative energy experience who can help generate long-term value, including dividend sustainability, for all ExxonMobil shareholders.

6.	Are you asking ExxonMobil to simply stop producing oil and gas today?

No. In fact, our nominees can help ExxonMobil run its core oil and gas business more profitably to enhance returns and enable the Company to invest in the future. This help is desperately needed given that, despite demand for oil and gas growing over the last decade, the Company still destroyed hundreds of billions in value, jeopardized its dividend, and dramatically underperformed its peers. This value destruction stems from the Company’s fundamentally flawed strategy of pursuing risky growth projects and volumes over value. Our Board nominees offer proven value creation in both oil and gas and non-fossil fuel energy.

Going forward, ExxonMobil must establish a sustainable, transparent, and profitable long-term plan to create shareholder value in the face of an energy transition. This will include developing profitable alternatives over time to fossil fuel production as the world gradually transitions to low and no carbon sources of energy. This will take time, but ExxonMobil’s plan – which is to avoid even gradual steps towards meaningfully diversifying its business – will not protect long-term shareholder value.

7.	Can ExxonMobil profit from investing in alternative forms of energy?

This is possible over the long-term, with the right leadership and relevant experience on the Board – which the current Board does not have. ExxonMobil is facing an existential risk to its business model as global energy systems shift towards diversified alternatives. Given the immense risk to ExxonMobil’s current business model in a rapidly changing world, realizing a path forward in a way that is sustainable, transparent, and profitable over the long term requires directors with successful track records across the energy spectrum and a diversified set of insights into the evolving trends, technologies, markets, and policies shaping the industry’s future.

8.	Will carbon capture solve ExxonMobil’s long-term challenges?

There is little chance that carbon capture will enable ExxonMobil to avoid transforming its business in a decarbonizing world. Authorities cited by ExxonMobil, such as the Intergovernmental Panel on Climate Change (IPCC), have made clear that carbon capture must accompany a dramatic reduction in emissions, an area in which ExxonMobil is failing.

Importantly, ExxonMobil’s recent touting of its “new” carbon capture business is misleading. The Company’s plan is the same as its old plan but dressed up. Don’t just take our word for it – in response to the unveiling of the plan, Bloomberg News stated that: “ExxonMobil’s new carbon capture plan looks a lot like its old one.”1

_______________________

1 Kevin Crowley (Feb. 1, 2021). ExxonMobil’s new carbon capture plan looks a lot like its old one. Bloomberg.

9.	ExxonMobil says it is reducing emissions in a way that is “consistent” with the Paris Agreement. Is that true?

No. ExxonMobil’s claims are misleading. In claiming that its emissions targets are consistent with the Paris Agreement, ExxonMobil excludes ~90% of its total emissions. Specifically, ExxonMobil excludes Scope 3 emissions (which are released from burning fossil fuels) and Scope 1 and 2 emissions (which are released from producing fossil fuels) from non-operated assets, even though it includes its attributable percentage from such operations in its reported production and reserves.

10.	Is the recent spike in crude prices validation of ExxonMobil’s long-term strategy?

Given that ExxonMobil’s stock price is ~80% correlated with the price of oil, any increase in crude prices will make ExxonMobil’s stock perform better, just as any decrease will do the opposite in the short term. ExxonMobil will periodically be a good short-term investment as a play on oil and gas prices, but this is very different from being a good long-term investment given long-term industry dynamics. Or, as Bloomberg News recently noted, “Shrinking discipline and rising leverage make what was once the smartest oil major [ExxonMobil] a risky play on crude prices.”2

To avoid the fate of other once-iconic American companies and reposition itself for long-term, sustainable value creation, ExxonMobil requires a more disciplined capital allocation strategy, improved long-term strategic planning, more shareholder-aligned management compensation, and a Board of Directors with the skills, experience, and independence to make these goals a reality.

We look forward to continuing our discussions with ExxonMobil investors and to Reenergizing ExxonMobil.

Additional information can be found at www.ReenergizeXOM.com.

If you have any questions or need help in voting your shares,

please call the firm assisting us with the solicitation of proxies:

INNISFREE M&A INCORPORATED

Shareholders may call: (877) 750-8310 (TOLL-FREE from the U.S. and Canada)

or +1(412) 232-3651 (from other countries)

_______________________

2 Liam Denning (Dec. 1, 2020). Exxon Is Now the Thing It Wasn't Supposed to Be. Bloomberg.

Important Information

Engine No. 1 LLC, Engine No. 1 LP, Engine No. 1 NY LLC, Christopher James, Charles Penner (collectively, “Engine No. 1”), Gregory J. Goff, Kaisa Hietala, Alexander Karsner, and Anders Runevad (collectively and together with Engine No. 1, the “Participants”) have filed with the Securities and Exchange Commission (the “SEC”) a definitive proxy statement and accompanying form of WHITE proxy to be used in connection with the solicitation of proxies from the shareholders of Exxon Mobil Corporation (the “Company”). All shareholders of the Company are advised to read the definitive proxy statement and other documents related to the solicitation of proxies by the Participants, as they contain important information, including additional information related to the Participants. The definitive proxy statement and an accompanying WHITE proxy card will be furnished to some or all of the Company’s shareholders and is, along with other relevant documents, available at no charge on Engine No.1’s campaign website at https://reenergizexom.com/materials/ and the SEC website at http://www.sec.gov/.

Information about the Participants and a description of their direct or indirect interests by security holdings is contained in the definitive proxy statement filed by the Participants with the SEC on March 15, 2021. This document is available free of charge from the sources described above.